Exhibit 99.1

ZBB Energy Corporation Announces Appointment of New
Board Member

Milwaukee, WI – September 19, 2007 – ZBB Energy Corporation (AMEX: ZBB) today announced that Steven Jay Mueller has been appointed to the Company’s Board of Directors. Mr. Mueller will serve as a Class 3 non-executive director and his appointment will be ratified at the next annual meeting of shareholders.

For the past 27 years, Mr. Mueller has held various senior executive roles with renewable energy and cogeneration companies in the United States, Australia and Europe.

From 2001 until mid-2007, Mr. Mueller was the President of DG Energy LLC. In May of 2007, he oversaw the sale of DG Energy to Marubeni Corporation of Tokyo Japan. DG Energy owns and operates a diverse portfolio of gas cogeneration, biomass renewable power facilities and district energy systems throughout the United States.

From 1995 to 2001, Mr. Mueller was the President of Wilton InterPower, a Connecticut based company that developed Combined Heat & Power (CHP) facilities and prior to that appointment that he was the Senior Vice President of Turner Power Group, a New York-based developer of cogeneration power plants throughout the United States.  Mr. Mueller also served as an energy advisor to the Energy Authority of New South Wales before becoming the Managing Director of a firm which designed photovoltaic power systems on behalf of Arco Solar throughout Australia.

ZBB Chairman, Richard Payne stated “Steven Mueller brings a wealth of relevant renewable energy and electric utility experience to our Board at a time when the Company is focusing on its marketing initiatives for the wider scale adoption of our energy storage systems into these two market sectors.  We are extremely fortunate that Steve shares our vision for mass deployment of our products and we welcome his experience in helping us achieve our goals for ZBB”.

Steven Mueller currently serves on the boards of several public and private renewable energy companies including North American WoodFuels LLC (San Diego, CA), ReEnergy Group plc (London), Wodonga Energy Pty Ltd (Sydney, Australia), and is a technical advisor to Ocean Power Technologies, Inc.. Mr. Mueller is a graduate of the University of North Carolina at Chapel Hill.  He is the author of numerous books and articles in the field of renewable energy.

About ZBB Energy Corporation

ZBB Energy Corporation develops and manufactures distributed energy storage solutions based on the Company’s proprietary zinc-bromine rechargeable electrical energy storage technology.  The unique, modular construction of the Company’s core 50 kWh product enables ZBB’s battery to be sized and packaged as a fully customized, large format, energy storage system. This scaleable, mobile system is ideally suited for a number of large market applications.

Contact Information:

Robert Parry

Chief Executive Officer

ZBB Energy Corporation

T: 262.253.9800

Email: rparry@zbbenergy.com

Stan Altschuler / Ryan Daniels

Strategic Growth International

T: 212.838.1444

Email: saltschuler@sgi-ir.com